EXHIBIT 10.22

PREMIER BANK

SEVERANCE AND CHANGE IN CONTROL PROTECTION AGREEMENT

This Severance and Change in Control Protection Agreement (this “Agreement”), dated as of February 7, 2024 (the “Effective Date”), is entered into by and between Premier Bank (the “Company”), and Rick L. Hull (the “Executive” and, together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Executive is a key senior executive employee of the Company; and

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide the Executive with the opportunity to earn and receive certain severance payments and benefits in the event the Executive’s employment with the Company were to be terminated in qualifying circumstances, including in connection with a qualifying change in control of the Company, in order to provide the Executive with enhanced financial security, to allow the Company to remain competitive with its peers, and to incentivize the Executive to continue to devote the Executive’s full attention and dedication to the Company notwithstanding the possibility or occurrence of a change in control.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
DEFINITIONS. For purposes of this Agreement, capitalized terms and phrases used herein and not otherwise defined have the meanings ascribed in this Section 1:
(a)
“Accrued Benefits” means: (i) (A) any unpaid Base Salary through the Termination Date; (B) reimbursement for any unreimbursed business expenses incurred through the Termination Date, subject to and in accordance with Company policy; and (C) any accrued but unused paid vacation time subject to and in accordance with Company policy (in the case of each of (A), (B) and (C) payable within sixty (60) calendar days following the Termination Date or on such earlier date as may be required by applicable law); and (ii) all of the Executive’s other accrued and vested benefits under the Company’s employee benefit plans, policies and arrangements, payable in accordance with and subject to the terms and conditions of such plans, policies and arrangements. For the avoidance of doubt and not as a limitation, “Accrued Benefits” shall include all accrued and vested rights under any defined contribution plan of the Company.
(b)
“Affiliates” means each of the Company’s direct or indirect parents, subsidiaries, and any other entities controlled by, controlling, or under common control with, the Company, including any successors thereof.
(c)
“Base Salary” means the Executive’s annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Executive’s Termination, as reflected in the Company’s payroll records or, if higher, the Executive’s annual base compensation rate immediately prior to a Change in Control occurring within the period covered under Section 4 below. Base Salary will not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but will include base salary reductions made pursuant to the Executive’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any.
(d)
“Board” means the board of directors of the Company.
(e)
“Cause” means:
(i)
The Executive’s indictment or conviction of, or plea of guilty or nolo contendere to any felony, or any other crime that involves moral turpitude, theft, dishonesty, or breach of trust;
(ii)
The Executive’s breach of any fiduciary duty owed to the Company or its Affiliates;
(iii)
The Executive’s willful misconduct in the course of the Executive’s employment with the Company, including, without limitation, fraud, embezzlement, theft or dishonesty;
(iv)
The Executive’s removal from office or the Executive being prohibited from participating in the conduct of the affairs of the Company, its Affiliates, or any other insured depository institution, by an order issued under subsection 8(e) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e);
(v)
The Executive’s willful and repeated failure to perform the Executive’s duties under this Agreement in accordance, in all material respects, with the directions of the CEO, the Board, or a duly authorized Board committee;
(vi)
The Executive engaging in any unsafe or unsound banking practices or (without limiting clause (i) hereof) other material violations of a law or regulation applicable to the Company or its Affiliates; and
(vii)
Any other material breach by the Executive of the terms and conditions of this Agreement or any other agreement with, or code or policy of, the Company or its Affiliates;

Notwithstanding the foregoing, no event described in clause (v), (vi) or (vii) above will constitute Cause, unless the Company has given the Executive notice of its intention to terminate the Executive for Cause, describing in reasonable detail the events that it believes constitute Cause, and the Executive fails to cure such events to the Company’s satisfaction within fifteen (15) calendar days (or such longer or shorter cure period as the Board determines will apply, in its sole and absolute discretion) after receiving such notice. Any determination of Cause pursuant to clause (v), (vi) or (vii) by the Company will be made by a resolution approved by a majority of the members of the Board.

For purposes of this definition of “Cause”, no act, or failure to act, on the part of the Executive will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. For this purpose, any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, (B) direction provided by a more senior executive with oversight of the Executive, or (C) the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(f)
“Change in Control” means the occurrence of any of the following events after the Effective Date:
(i)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group (in each case, directly or through attribution), constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (provided that, if any person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional control by the same person or persons will not constitute a Change in Control);
(ii)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that, together with stock of the Company acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group (in each case, directly or through attribution), constitutes thirty percent (30%) or more of the total voting power of the stock of the Company;
(iii)
A majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iv)
One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than forty (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, solely for purposes of any payment or benefit under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A, a “Change in Control” will not occur unless such Change in Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Code Section 409A.

(g)
“Change in Control Date” means the date of consummation of a Change in Control.
(h)
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)
“Code” means the Internal Revenue Code of 1986, as amended.
(j)
“Code Section 409A” means Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder from time to time.
(k)
“Disability” means the inability of the Executive to perform, after reasonable accommodation, the Executive’s material duties with the Company due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) calendar days in any three hundred sixty-five (365)-day period, as determined by the Board in its reasonable discretion.
(l)
“Good Reason” means the occurrence of any of the following events without the Executive’s express consent, unless all grounds for a termination with Good Reason based on such event have been cured within thirty (30) calendar days after the Executive gives written notice to the Company describing such event in detail and requesting cure, such notice to be given within ninety (90) calendar days after the first occurrence of such event:
(i)
material (10% or greater) diminution in the Executive’s Base Salary;
(ii)
material reduction by the Company of the Executive’s title, such that the Executive no longer serves in a substantive, senior executive role for the Company;
(iii)
material change in the geographic location at which the Executive must perform the services which is greater than 50 miles from the Executive’s prior work location but only if such change results in an increase of the Executive’s one-way commute from the Executive’s residence of more than 50 miles; or
(iv)
any material breach of this Agreement by the Company.

No event will constitute Good Reason unless the Executive resigns from employment with the Company within ninety (90) calendar days following the expiration of the Company cure period applicable to such event. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by the Executive.

(m)
“Termination” means any termination of the Executive’s employment with the Company for any reason. Solely for purposes of any provision of this Agreement providing for any payment that constitutes “deferred compensation” for purposes of Code Section 409A and is triggered by a termination of the Executive’s employment, a “Termination” will not occur unless the termination of the Executive’s employment also constitutes a “separation from service” within the meaning of Code Section 409A.
(n)
“Termination Date” means the effective date of the Executive’s Termination.
2.
TERM OF AGREEMENT
(a)
EXPIRATION. The term of this Agreement will begin on the Effective Date and will continue until March 31, 2025 (the “Initial Term”), at which time the term will renew automatically for successive twelve (12)-month periods (the “Renewal Terms”), unless and until non-renewed by either the Company or the Executive upon not less than ninety (90) calendar days’ prior written notice given to the other Party prior to the end of the Initial Term or any Renewal Term, as applicable (it being understood that non-renewal of this Agreement will not, in itself, result in a termination of the Executive’s employment with the Company). The Initial Term and all Renewal Terms, if any, will constitute the “Term” for purposes of this Agreement. Notwithstanding the foregoing, if a Change in Control occurs prior to the end of the Initial Term or a Renewal Term, as applicable, then the Term of this Change in Control Agreement will continue for a period of twelve (12) months following the Change in Control and any subsequent Renewal Term thereafter shall commence on the anniversary of the Change in Control.
(b)
AT-WILL EMPLOYMENT. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, the Executive’s employment with the Company is and will remain “at-will” and may be terminated at any time and for any reason (or no reason) by the Company or the Executive, with or without notice.
3.
SEVERANCE BENEFITS
(a)
TERMINATION WITHOUT CAUSE. If the Executive’s employment by the Company is Terminated during the Term by the Company other than for Cause (which, for the avoidance of doubt, will not include a Termination due to the Executive’s Disability or death), and contingent on the Executive’s satisfaction of the Release Condition and the Executive’s continued compliance with the Executive’s obligations in Sections 10 and 11 hereof (as well as with any and all other restrictive covenants applicable to the Executive in favor of the Company or its Affiliates), the Company will pay or provide to the Executive the following payments or benefits (collectively, the “Severance Benefits”):
(i)
the Accrued Benefits, payable as provided in Section 1(a);
(ii)
severance payments in an aggregate amount equal to Executive’s Base Salary for 18 months (the “Severance Period”), payable in equal bi-weekly installments in accordance with the Company’s general payroll policies and procedures over the Severance Period commencing on the Termination Date, provided that the first such installment will be paid on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) day after the Termination Date and will include payment of any installments that were otherwise due prior thereto;
(iii)
an amount equal to the product of (x) the Executive’s target award under the Company’s short term incentive plan (the “STIP”) for the STIP performance year in which the Executive’s termination occurs (such amount, the “Target STIP Award”) and (y) 1.5, payable in one lump sum cash payment within sixty (60) calendar days following the Termination Date;
(iv)
an amount equal to the Executive’s award under the STIP for the performance year in which Termination occurs pro-rated using a fraction the numerator of which is the number of full and partial months during which the Executive was employed by the Company during such year and the denominator of which is twelve (12) (the “Pro-Rated STIP Award”), payable in accordance with the terms of the STIP, including satisfaction of any applicable performance goals and the application of adjustments to the target payout as set forth in the STIP, in one lump sum cash payment at the time such awards are normally paid to all participants in the STIP but in no event later than March 15 of the year following the Executive’s Termination;

(v)
Company-paid executive outplacement services from one or more organizations retained by the Company for this purposes for a period of twelve (12) months following the Termination Date, subject to a maximum cost to the Company not to exceed $12,000.00 dollars and provided that Executive engages such outplacement services within six months of the Termination Date (the “Outplacement Services”); and
(vi)
subject to the Executive’s timely election of continuation coverage under the Company’s group health plan in accordance with COBRA, payment by the Company of the full amount of Executive’s premiums for such continued coverage (without contribution or reimbursement from the Executive), in a manner intended to avoid any excise tax under Section 4980D of the Code, subject to the eligibility requirements and other terms and conditions of such coverage, and provided that the Company may modify or terminate the benefit provided hereunder to the extent necessary to comply with applicable law (the “COBRA Subsidy”) for the lesser of (x) 18 months following the Termination Date, or (y) until the Executive becomes eligible for group health coverage from another employer.
(b)
TERMINATION DUE TO DISABILITY. If the Executive’s employment by the Company is Terminated during the Term due to the Executive’s Disability, and contingent on the Executive’s satisfaction of the Release Condition and the Executive’s continued compliance with the Executive’s obligations in Sections 10 and 11 hereof (as well as with any and all other restrictive covenants applicable to the Executive in favor of the Company or its Affiliates), the Company will pay or provide to the Executive the following payments or benefits (collectively, the “Disability Benefits”):
(i)
the Accrued Benefits, payable as provided in Section 1(a);
(ii)
an amount equal to the Executive’s Pro-Rated STIP Award payable as provided in Section 3(a)(iv); and
(iii)
the COBRA Subsidy for the lesser of (x) 18 months following the Termination Date, or (y) until the Executive becomes eligible for group health coverage from another employer.
(c)
DEATH. If the Executive’s employment by the Company is Terminated during the Term due to the Executive’s death, then the Company will pay or provide to the Executive’s designated beneficiary, or, if the Executive has no surviving designated beneficiaries, to the Executive’s estate, the following payments or benefits (collectively, the “Death Benefits”):
(i)
the Accrued Benefits, payable as provided in Section 1(a);
(ii)
an amount equal to the Executive’s Pro-Rated STIP Award, payable as provided in Section 3(a)(iv); and
(iii)
if the Executive is survived by a spouse or other COBRA-eligible beneficiary, and subject to timely election by such spouse or other beneficiary of continuation coverage under the Company’s group health plan in accordance with COBRA, an amount equal to the sum total of the premiums for eighteen (18) months of such coverage, payable in one lump sum cash payment within sixty (60) calendar days following the Termination Date.
4.
CHANGE IN CONTROL BENEFITS. If the Executive’s employment by the Company is Terminated during the Term by the Executive for Good Reason within twelve (12) months following the occurrence of a Change in Control, and contingent on the Executive’s satisfaction of the Release Condition and the Executive’s continued compliance with the Executive’s obligations in Sections 10 and 11 hereof (as well as with any and all other restrictive covenants applicable to the Executive in favor of the Company or its Affiliates), the Company will pay or provide to the Executive the following payments or benefits (collectively, the “Change in Control Benefits”):
(a)
the Accrued Benefits, payable as provided in Section 1(a), to the extent not previously paid under Section 3;
(b)
severance payments in an aggregate amount equal to 18 months of Executive’s Base Salary, payable in equal bi-weekly installments in accordance with the Company’s general payroll policies and procedures over a period of 12 months commencing on the later of the Termination Date and the Change In Control Date (such later-of date, the “CIC Commencement Date”), provided that the first such installment will be paid on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) day after the CIC Commencement Date and will include payment of any installments that were otherwise due prior thereto;
(c)
an amount equal to the product of (x) the Target STIP Award and (y) 1.5, payable in one lump sum cash payment within sixty (60) calendar days following the CIC Commencement Date;
(d)
an amount equal to the Executive’s Pro-Rated STIP Award, payable as provided in Section 3(a)(iv);
(e)
the Outplacement Services; and
(f)
the COBRA Subsidy for the lesser of (x) 18 months following the Termination Date, or (y) until the Executive becomes eligible for group health coverage from another employer.

To the extent that the payment of any amount under this Section 4 constitutes “deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) calendar days following the CIC Commencement Date will not be paid until the sixtieth (60th) calendar day following the CIC Commencement Date and will include payment of all amounts that were otherwise scheduled to be paid prior thereto.

5.
RELEASE CONDITION. Except in the event of the Executive’s death, any and all amounts payable and benefits or additional rights provided pursuant to Section 3 or Section 4 of this Agreement, other than the Accrued Benefits, will only be paid or provided if the Executive delivers to the Company and does not subsequently revoke a general release of claims in favor of the Company in the form to be provided by the Company to the Executive, which must be executed and delivered, and no longer subject to revocation, by the dates set forth within said general release of claims but in no event greater than sixty (60) calendar days following the Termination Date or, for purposes of Section 4, the CIC Commencement Date (the “Release Condition”).

6.
FORFEITURE AND CLAWBACK. In the event of any material violation by the Executive of Sections 10 or 11 hereof, the Executive will (A) forfeit the right to receive the Severance Benefits, Disability Benefits and/or Change in Control Benefits (as applicable) not yet paid to the Executive, and (B) promptly repay to the Company the Severance Benefits, Disability Benefits and/or Change in Control Benefits (as applicable) previously paid to the Executive (in each case other than the Accrued Benefits). Notwithstanding the foregoing, this Agreement (including the provisions in Sections 10 and 11) shall otherwise remain in full force and effect. Further, Executive acknowledges and agrees that any compensation or benefit provided under this Agreement is subject to potential cancellation, recoupment, rescission, or payback in accordance with (i) any applicable compensation clawback policy of the Employer as may be in effect from time to time, or (ii) any provision of applicable law, whether currently in effect or subsequently enacted, relating to such matters if it is determined that payment of such compensation or benefit would result in a violation of such law.
7.
OTHER EXECUTIVE OBLIGATIONS. Upon any Termination, the Executive will be deemed to have automatically resigned from all of the Executive’s positions as an officer, director or fiduciary of the Company and its Affiliates, and any and all powers of attorney the Company may have granted the Executive during the Executive’s employment with the Company will be immediately automatically revoked.
8.
EXCLUSIVE REMEDY; OTHER TERMINATIONS. The treatment of any incentive equity awards held by the Executive upon any Termination, Change in Control, or other event will be subject to the terms and conditions of the plans and agreements governing such awards. Subject to the foregoing, the amounts payable to the Executive hereunder following Termination will be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its Affiliates and in connection with any termination of employment contemplated under Sections 3 or 4, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. The payments and benefits provided under this Agreement shall be in lieu of any other termination or severance payments or benefits which the Executive may otherwise be eligible to receive under any of the plans, policies or programs of the Company, and, subject to Code Section 409A, will be reduced (offset) by any statutory entitlements of the Executive (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law. Unless otherwise determined by the Board in its sole and absolute discretion, in the event of a Termination under any circumstance not expressly contemplated in Section 3 or 4, the Executive will not be entitled to receive any payments or benefits under this Agreement, except for the Accrued Benefits and any other rights or benefits to which the Executive is otherwise entitled under the terms and conditions of any other agreement or arrangement with the Company or any employee benefit plan of the Company or pursuant to the requirements of applicable law.
9.
COORDINATION WITH REQUIREMENTS OF CODE SECTION 409A. Notwithstanding any other provision of this Agreement to the contrary, nothing herein will change any valid deferral election with respect to, change the time or form of payment of, or otherwise modify, any of the Executive’s rights or entitlements in existence immediately prior to the Effective Date that constitute “deferred compensation” for purposes of Code Section 409A, in each case to the extent that any such change or other modification would result in adverse tax consequences under Code Section 409A.

10.
RESTRICTIVE COVENANTS. Executive acknowledges that as part of Executive’s employment with the Company, Executive has access to, will receive or otherwise acquire and will use the Confidential Information (as defined below) of the Company or its Affiliates and also acknowledges that Executive’s services are of special and unique value to the Company. Executive understands and agrees that the Confidential Information of the Company and its Affiliates and the relationships the Company and its Affiliates have with their respective customers are the product of substantial investment of time and resources by the Company and its Affiliates. Executive also understands and agrees that the Company and its Affiliates have a legitimate and protectable interest in protecting the Confidential Information and the employees, customers, and other business relationships of the Company and its Affiliates and that this Section 10 is intended to protect those interests. Executive further acknowledges and agrees that Executive would not have knowledge of or access to such Confidential Information or such information about Company or Affiliate relationships but for Executive’s employment with the Company and that in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose the Confidential information of the Company or its Affiliates. Accordingly, in exchange for the right to receive the Severance Benefits or Change in Control Benefits (as applicable), which Executive acknowledges as sufficient consideration, and to preserve the interests of the Company and its Affiliates, and their clients, customers, and employees, Executive agrees to the covenants in this Section 10.
(a)
CONFIDENTIALITY.
(i)
Executive understands that Executive occupies a position of confidence and trust with respect to the Confidential Information and agrees that the Confidential Information is the exclusive property of the Company or its Affiliates. Executive acknowledges and agrees that the Confidential Information is not generally known outside of the Company or its Affiliates, that the Company and its Affiliates have taken measures to guard the secrecy of the Confidential Information, that such information is extremely valuable and an essential asset of the business of the Company or its Affiliates, and that such information, if disclosed without authorization to a third party or used by Executive for purposes other than conducting the Company business would cause irreparable harm to the Company or its Affiliates and/or their respective customers.
(ii)
At all times from and after the date of this Agreement, Executive agrees that except for the benefit of the Company or its Affiliates, absent prior written consent of the Company’s Chief Executive Officer or Chief Legal Officer, or such person’s designee, or as otherwise may be required by law or legal process, Executive will not directly or indirectly for the benefit of Executive or any third party, disclose or use, or authorize or permit anyone under Executive’s direction to disclose to anyone or use, any Confidential Information, whether or not acquired, originated, or developed in whole or in part by Executive. Without limitation, Executive further agrees that Executive shall not use any Confidential Information to solicit any Company or Affiliate customer or employee to compete with the Company or its Affiliates or in any other manner to compete with the Company or its Affiliates in violation of this Agreement.
(iii)
For the purpose of this Agreement, “Confidential Information” shall include all Company or Affiliate trade secrets, proprietary data, and other confidential information of the Company or its Affiliates, including, without limitation, information relating to business operations, business plans, objectives or strategies; services; pricing; business forecasts, plans, or pipelines; business referrals; profit margin; promotional practices; products or product specifications; compensation plans and arrangements, including incentive compensation plans or related performance specifications; Company or Affiliate training, reference, or educational materials; current, prospective and former customer names and information, including but not limited to contact, financial and account information; quality control or compliance standards; contracts or relationships with suppliers, vendors, independent contractors, or other parties; unpublished works of any nature whether or not copyrightable; Company or Affiliate research and/or development materials relating to the their respective business; information contained in pending patent applications; inventions, technical improvements, and ideas; any information which the Company or its Affiliates are obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, and all other information and knowledge in whatever form used or useful in management, marketing, purchasing, finance, or operations of the business or the Company or its Affiliates and any compilation of such information and all other similar information used by the Company or its Affiliates that is not available to those outside of the Company or its Affiliates.
(iv)
All Confidential Information, whether maintained in records, files, paper documents, electronic files, or databases and whether originals or copies thereof, is the sole property of the Company or its Affiliates, as the case may be. Executive’s access to and use of the Company’s computer systems, networks and equipment, and all Confidential Information contained therein, shall be restricted to legitimate business purposes on behalf of the Company or its Affiliates. The restrictions contained in this Section 10(a) shall extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Confidential Information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or its Affiliates.
(v)
The covenants in this Section 10(a) will not apply to information that: (1) is or becomes available to the general public through no breach of this Agreement by Executive or breach by any other person of a duty of confidentiality to the Company or its Affiliates; or (2) Executive is required to disclose by applicable law or court order; provided, however, that Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.
(vi)
Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)
NONCOMPETITION. During Executive’s employment with the Company and for a period of six (6) months following the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, Executive shall not, individually or as a shareholder, owner, partner, member, director, officer, employee, independent contractor, consultant, creditor or agent on Executive’s behalf or on behalf of any other person, firm, corporation or other entity, directly or indirectly, work for, provide services to or for, enter into, engage in, or promote or assist (financially or otherwise) any individual or entity that in the Restricted Territory: (i) engages in banking or any other business in which the Company or Affiliates was engaged at the time of, or within the twenty-four (24) months prior to, the termination of Executive’s Employment; or (ii) otherwise engages in the marketing and/or sale of: (a) banking products or services, including, without limitation, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (b) any other business in which the Company or Affiliate is engaged (together referred to as the “Restricted Services”). For the purpose of this Section 10(b), “Restricted Territory” shall mean a fifty (50) mile radius from any office of the Company or its Affiliates. Notwithstanding the foregoing, nothing herein will prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of any publicly traded corporation, so long as the Executive has no active participation in the business of such corporation.
(c)
NONSOLICITATION. During Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, Executive will not, on Executive’s behalf or on behalf of any other person, firm, corporation or other entity, directly or indirectly, individually or as a shareholder, owner, partner, member, director, officer, employee, independent contractor, consultant, creditor or agent on behalf of any other person, firm, corporation or other entity:
(i)
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any customer of the Company or its Affiliates, business or prospective business of the Company or its Affiliates, or potential customer identified, selected or targeted by the Company or its Affiliates about whom Executive had knowledge, or with whom Executive had contact, involvement or responsibility during Executive’s employment with the Company, for or in connection with the sale or offering of any of the Restricted Services;
(ii)
accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers of the Company or its Affiliates or any potential customers of the Company or its Affiliates about whom Executive had knowledge, or with whom Executive had contact, involvement, or responsibility during Executive’s employment with the Company, or attempt to do so;
(iii)
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any customer of the Company or its Affiliates about whom Executive had knowledge, or with whom Executive had contact, involvement or responsibility during Executive’s employment with the Company, to cease doing business, to refrain from doing business, or reduce the amount of business such customer has done or is contemplating doing with the Company or its Affiliates;
(iv)
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any officer, director, independent contractor, employee, representative or agent of the Company or its Affiliates to cease such individual’s employment or relationship with the Company or its Affiliates or otherwise refrain from providing services to the Company or its Affiliates;
(v)
interview, hire, employ, engage, or retain or attempt to interview, hire, employ, or retain any officer, director, independent contractor, employee, representative or agent of the Company or its Affiliates, while such person is employed, engaged, or retained by the Company or its Affiliates and for a period of twelve (12) months thereafter, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, interviewing, hiring, employing, engaging, or retaining any such individual; or
(vi)
interfere with or attempt to interfere with, or assist, persuade, or encourage or attempt to assist, persuade, or encourage any other person or entity in interfering with, the relationship between the Company or its Affiliates and their respective officers, directors, independent contractors, employees, representatives, agents, vendors, joint venturers, or licensors.

Notwithstanding the forgoing, the provisions of this Section 10(c) shall not apply to general advertisements by any person, firm, corporation or other entity with which Executive may be associated or other communications in any form of media not specifically targeting individuals or entities described in this Section 10(c).

(d)
INTELLECTUAL PROPERTY. At all times from and after the date of this Agreement, Executive agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to the legal or operating names of the Company or its Affiliates in connection with any banking, wealth management, lending, trust, mortgage, insurance, or other financial services or products, and Executive further acknowledges and agrees that these obligations are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Executive from gainful employment. In addition, Executive agrees to promptly and fully disclose, transfer and assign to the Company all inventions and any other intellectual property, whether patentable or not, (collectively, “Intellectual Property”) made or conceived by Executive during Executive’s employment with the Company. Executive further agrees to fully cooperate in executing any documents required for establishing or protecting the Intellectual Property and for establishing the Company’s ownership, whether before or after Executive’s employment ends. Executive also agrees that in the event of publication by Executive of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., the Company will retain and own all rights in said materials, including right of copyright.
(e)
NONDISPARAGEMENT. Executive agrees that Executive will not, in writing or orally or through conduct, make any false statements that are maliciously disparaging or defamatory about the

Company or its Affiliates or their respective officers, directors, employees, shareholders, agents or products or that may be considered detrimental or injurious to the good name or business reputation of such entities or individuals. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook, Twitter, Instagram, LinkedIn, or Glassdoor or on blogs, by text or email or other electronic means. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing in this provision shall prevent Executive from testifying truthfully as required by law nor does this provision prohibit or prevent Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency.
(f)
RETURN OF COMPANY PROPERTY. Upon the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, Executive will return to the Company, or, as directed by the Company, delete or destroy, all Confidential Information in any form (including all copies, excerpts and reproductions thereof) and all other property whatsoever of the Company or its Affiliates in or under Executive’s possession or control. In addition, Executive shall immediately upon termination for any reason surrender all personal electronic devices ever used to access Confidential Information for inspection and removal of Confidential Information.
(g)
REASONABLENESS OF COVENANTS. By signing this Agreement, Executive agrees that Executive has had the opportunity to consult with counsel about this Agreement and Executive provides assurance that Executive has carefully read and considered the provisions of this Section 10. Executive agrees and acknowledges that the covenants set forth in this Section 10 are in exchange for good and valuable consideration and that such covenants are reasonable in all respects, including, where applicable, geographical and temporal scope. Executive further acknowledges that the restrictions contained in this Section 10 are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that the Company would not have entered into this Agreement without receiving Executive’s agreement to be bound by the provisions of Section 10, and that such restrictions were a material inducement to the Company to enter into this Agreement. Executive agrees that the provisions of Section 10, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the provisions. Executive further agrees and acknowledges that the potential harm to the Company or its Affiliates of the non-enforcement of any provision of this Section 10 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive also agrees that each of the Company’s Affiliates will have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 10.
(h)
REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. All other provisions of Section 10 shall then survive in accordance with their respective terms.
(i)
TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period will be tolled during any period of such violation.
(j)
NOTICE. Executive agrees that Executive during the time period within which the provisions of this Section 10 are in effect, Executive will advise any individual or entity with which Executive may be engaged as an shareholder, owner, partner, member, director, officer, employee, independent contractor, consultant, creditor or agent of Executive’s obligations contained in this Section 10. Executive further acknowledges and agrees that during the time period within which the provisions of this Section 10 are in effect, the Company shall have the right to communicate the existence and terms of the applicable provision(s) of Section 10 then in effect to any third party with whom Executive may seek or obtain future employment or other arrangement or engagement described in Section 10.
(k)
OBLIGATION TO COMPLY WITH OTHER LAWS. The duties Executive owes the Company under Section 10 of this Agreement shall be deemed in addition to any federal, state and common law obligations of employees to their employers. Section 10 is intended, amongst other things, to supplement the provisions of state trade secret law and duties Executive owes the Company or its Affiliates under common law, including but not limited to the duty of loyalty, and does not in any way supersede any of the obligations or duties Executive otherwise owes the Company or its Affiliates.
11.
COOPERATION. Upon the receipt of notice from the Company, the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of all claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of all claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company in writing if the Executive becomes aware of any lawsuit or other proceeding involving such claims that may be filed or threatened against the Company or its Affiliates. The Executive also agrees to promptly inform the Company in writing (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and will not do so unless legally required. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11.
12.
EQUITABLE RELIEF. Executive acknowledges that should Executive violate any of the provisions of Section 10 or 11, the Company or its Affiliates will suffer irreparable harm and not have an adequate remedy at law. Accordingly, the Executive covenants and agrees that the Company will, in addition to any other rights and remedies to which the Company or its Affiliates may have under applicable law, be entitled to equitable relief, including, without limitation, injunctive relief, without bond or other necessity, and to the remedy of specific performance with respect to any breach or threatened breach of such covenants, as may be available from any court of competent jurisdiction. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Company or its Affiliates for any breach of or noncompliance with the provisions of Sections 10 or 11 by Executive, but shall be in addition to all other rights and remedies available to the Company, in law, in equity, or otherwise.

13.
FACILITY OF PAYMENT. In the event of the Executive’s death, any remaining payments hereunder will be made to the Executive’s designated beneficiary or beneficiaries, or, if the Executive has no surviving designated beneficiaries, to the Executive’s estate.
14.
ASSIGNMENTS AND SUCCESSORS. This Agreement is personal to each of the parties hereto, except as provided herein. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Notwithstanding the foregoing, the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement will be binding on the Parties hereto and each of their permitted successors and assigns.
15.
NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to the Parties listed below at their respective addresses or at such other address as each may specify by notice to the other Party:

If to the Executive:

At the Executive’s address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Premier Bank

601 Clinton Street

Defiance, OH 43512

Attention: Chief Human Resources Officer

With a copy (which will not constitute notice) to:

Premier Bank

275 W. Federal Street

Youngstown, OH 44502

Attention: Chief Legal Officer

For so long as Executive is an employee of Company, notice may also be given through the use of the Company’s electronic mail system using the Employee’s Company-provided electronic mail address and the Company-provided electronic mail address of the individual holding the title of Chief Human Resources Officer.

16.
SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by applicable law.
17.
GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (each, a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States of America for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding will be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and will be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives to the fullest extent allowed by law all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement will affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio. Should either party initiate any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of rights hereunder, the prevailing party in any such dispute shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute.
18.
TAX MATTERS.
(a)
WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and other taxes or withholdings as may be required to be withheld pursuant to any applicable law or regulation.
(b)
CODE SECTION 280G. Notwithstanding anything in this Agreement or elsewhere to the contrary, if the aggregate of all amounts and benefits due to the Executive (or the Executive’s beneficiaries) under this Agreement or under any other plan, program, agreement or arrangement of the Company or any of its Affiliates (collectively, “Contingent Benefits”), would cause the Executive to have “parachute payments” as such term is defined in and under Code Section 280G, and would result in the imposition of excise taxes pursuant to Section 4999 of the Code or loss of deduction pursuant to Code Section 280G, the Company will reduce such payments and benefits so that the Parachute Value of all Contingent Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00 (the "Required Reduction"). All determinations with respect to this Section 18(b) will be made by an independent nationally-recognized United States public accounting firm chosen, and paid for, by the Company (the “Auditor”). Notwithstanding any provision to the contrary in this Agreement or elsewhere, any Required Reduction will be implemented as follows: first, by reducing any cash payments to be made to the Executive; second, by cancelling any outstanding equity or equity-based compensation awards that are subject to performance vesting (“Performance-Based Equity”), the performance goals for which have not been met as of the Termination Date or, if later, the Change in Control date; third, by cancelling the acceleration of vesting of (i) any of the Executive’s outstanding Performance-Based Equity the performance goals for which were met as of the Termination Date or, if later, the Change in Control date, and (ii) any of the Executive’s other outstanding equity awards; and fourth, by eliminating the Company’s payment of the premiums for any post-termination continuation of health coverage benefits for the Executive. All determinations made by the Auditor under this Section 18(b) will be binding upon the Company and the Executive and will be made as soon as reasonably practicable following the event giving rise to the Contingent Benefits. The following terms will have the following meanings for purposes of this Section 18(b):
(i)
“Code Section 280G” means Section 280G of the Code and the treasury regulations and other official guidance promulgated thereunder from time to time.
(ii)
“Parachute Value” of a Contingent Benefit means the present value (as determined in accordance with Code Section 280G) as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Contingent Benefit that constitutes a “parachute payment” under Code Section 280G.
(iii)
“Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Code Section 280G.
(c)
CODE SECTION 409A.
(i)
The intent of the parties is that payments and benefits under this Agreement be exempt from, or, to the extent not so exempt, comply with, Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company or its Affiliates, or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)
Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)
For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.
(v)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.
(vi)
No amounts payable hereunder that constitute nonqualified deferred compensation for purposes of Code Section 409A will be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
19.
SURVIVAL. The Company and Executive hereby agree that Sections 2(b) and 5 through 23 of this Agreement will survive any termination of this Agreement or termination of Executive’s employment for any reason, whether voluntary or involuntary, and that such provisions will thereafter remain in full force and effect pursuant to their respective terms.
20.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.
21.
ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. The Parties expressly agree that the Severance and Change In Control Protection dated March 1, 2023 entered into by and between them, or with respect to the Company, any predecessor of the Company, is hereby terminated and of no further force or effect.

22.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
23.
COUNTERPARTS. This Agreement may be executed via electronic signature and in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The Parties agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By: /s/Sharon L. Davis

Name: Sharon L. Davis

Title: CHRO

EXECUTIVE

/s/Rick L. Hull

Rick L. Hull